EXHIBIT 99.1

Edesa Biotech Announces $3.5 Million Private Placement of Common Shares Led by CEO and Healthcare-Focused Investors

TORONTO, June 11, 2026 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq: EDSA) (the “Company” or “Edesa”), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today announced that it has entered into a securities purchase agreement for a private investment in public equity (“PIPE”) financing that is expected to result in gross proceeds of approximately $3.5 million to the Company, before deducting offering expenses payable by Edesa. The common shares were placed without an agent, underwriter, broker or dealer. Investors in the PIPE include Edesa’s Chief Executive Officer and healthcare-focused investors. The PIPE is expected to close on or about June 15, 2026, subject to the satisfaction of customary closing conditions.

In the PIPE, the Company is selling an aggregate of 729,241 common shares, at a purchase price of $4.69 per common share for investors and $5.21 per common share for Edesa’s Chief Executive Officer.

Edesa currently expects to use the net proceeds from the PIPE to fund the continued advancement of the Company’s vitiligo program, the Company’s drug candidate, paridiprubart, and for working capital and general corporate purposes.

The securities described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and have not been and will not be registered under the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities described above may be offered to "accredited investors" within the meaning of the Canadian National Instrument 45-106 - Prospectus Exemptions. Securities issued in Canada may be subject to applicable Canadian hold periods imposed under applicable securities legislation. Edesa has agreed to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) registering the resale of the common shares within 45 days of the closing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The Company plans to file a Current Report on Form 8-K with the SEC with additional details of the PIPE. In addition, in Canada, a material change report with respect to the PIPE is expected to be filed less than 21 days before the expected closing date of the PIPE, which is reasonable and necessary in the circumstances for the Company to take advantage of available financing opportunities.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as a therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The company’s most advanced Respiratory drug candidate is paridiprubart, which is being developed as a potential treatment for Acute Respiratory Distress Syndrome, a life-threatening form of respiratory failure. The paridiprubart program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset, and is currently being evaluated in a U.S. government-funded platform study. Edesa is also pursuing additional uses for paridiprubart.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to Edesa’s ability to complete the PIPE financing, the anticipated proceeds to be received in the PIPE financing, the expected timing of the closing of the PIPE financing and the expected use of the proceeds from the PIPE financing. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: market and other conditions, those relating to the anticipated use of proceeds, the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the Company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:

Gary Koppenjan
Edesa Biotech, Inc.
investors@edesabiotech.com